UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2020

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2020, Steven W. Spector, J.D. notified the Company of his intention to retire from his positions as the Company’s Executive Vice President, General Counsel and Secretary, effective March 2, 2020 (the “Retirement Date”).

In connection with Mr. Spector’s retirement, the Company and Mr. Spector entered into a Transition and Retirement Agreement, dated January 13, 2020 (the “Transition Agreement”). Under the terms of the Transition Agreement, subject to the receipt of an effective release and waiver of claims from him, the Company will provide Mr. Spector with the following compensation and benefits (which amounts are consistent with our Severance Benefit Plan, as amended and restated effective January 4, 2019): (1) a cash severance payment of approximately $990,000 (subject to applicable withholdings); (2) continuation of health insurance coverage for a period of 18 months; (3) acceleration of the stock options held by Mr. Spector that would otherwise have vested through the 18-month period following the date of his retirement; and (4) continued stock option exercisability until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) 18 months (but not beyond the original contractual life of the option).

In addition, the Company and Mr. Spector will enter into a Consulting Services Agreement, effective as of the Retirement Date (the “Consulting Agreement”). The Consulting Agreement will continue in effect until December 31, 2020, unless otherwise terminated earlier as permitted in the Consulting Agreement. Under the Consulting Agreement, Mr. Spector will receive a market rate hourly consulting fee, with a minimum monthly payment from March 2, 2020 to September 2, 2020. Mr. Spector’s consulting services will constitute continuous service with us. As a result, his stock options will remain outstanding, and the outstanding performance-based restricted stock units, or PRSUs, we previously granted to Mr. Spector will also remain outstanding, and Mr. Spector will continue to be eligible to be issued shares of common stock pursuant to the vesting and issuance criteria set forth in the applicable PRSU grant agreement. Subject to the satisfaction of certain conditions, upon termination of the Consulting Agreement for any reason other than (i) termination by the Company for cause or (ii) termination by Mr. Spector prior to December 31, 2020, the Company will accelerate the vesting of all remaining unvested option awards held by Mr. Spector, and the exercise period of certain of Mr. Spector’s options will be extended for thirty-six (36) months after the termination of the Consulting Agreement (but not beyond the original contractual life of the options). Also, the outstanding PRSUs we previously granted to Mr. Spector will remain outstanding, and Mr. Spector will continue to be eligible to be issued shares of common stock pursuant to the vesting and issuance criteria set forth in the applicable PRSU grant agreement, until March 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 13, 2020	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer